CareDx Reports Preliminary Fourth Quarter and Full Year 2019 Results
SOUTH SAN FRANCISCO, Calif., January 13, 2020 (GLOBE NEWSWIRE) -- CareDx, Inc. (NASDAQ: CDNA), a leading precision medicine company focused on the discovery, development, and commercialization of clinically differentiated, high-value healthcare solutions for transplant patients and caregivers, today reported preliminary financial results for the fourth quarter and full year ended December 31, 2019.
Preliminary revenue for the three months ended December 31, 2019 is expected to be between $35.7 million and $36.0 million, an increase of 52% to 53% compared with $23.5 million in the fourth quarter of 2018. Testing revenue for the quarter is expected to be between $29.0 million to $29.3 million, compared with $18.9 million in the same period in 2018. Total AlloSure Kidney and AlloMap Heart patient results provided in the quarter were 14,055. Product revenue in the three months ended December 31, 2019 is expected to be $5.1 million, compared to $4.6 million in the same period in 2018. Digital & Other revenue in the fourth quarter of 2019 is expected to be $1.6 million, compared to $0.1 million in the same period in 2018.
Preliminary revenue for the full year ended December 31, 2019 is expected to be between $127.0 million and $127.3 million, an increase of approximately 66% compared with $76.6 million in 2018. Testing revenue for the year ended December 31, 2019 is expected to be between $104.4 million to $104.7 million, compared with $60.3 million in 2018. Product revenue for the full year 2019 is expected to be $18.3 million, compared to $15.7 million in 2018. Digital & Other revenue for the full year 2019 is expected to be $4.2 million, compared to $0.6 million in 2018.
Preliminary cash and cash equivalents were $38.2 million as of December 31, 2019.
“2019 was another record year for CareDx with 66% revenue growth. We are firmly positioned as the leading provider of genomics-based information in transplantation and have the momentum and capabilities to drive continued innovation and growth in 2019. We executed well against our transplant focused growth strategy, building on our strong platform by launching new and next generation technologies, and acquiring electronic medical records, quality tracking and transplant waitlist management capabilities,” said Peter Maag. “We look forward to another exciting year of strong growth as we continue to innovate and evolve novel solutions for the transplant community.”

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Effective January 1, 2020, the Board of Directors elected Peter Maag as Chairman of the Board. Dr. Maag will also continue his current role as Chief Executive Officer, a role he has held since 2012. Dr. Maag succeeds Chairman Michael Goldberg, who will continue on the Board and serve as its Lead Independent Director.
The preliminary financial information presented in this press release is based on CareDx’s current expectations and may be adjusted as a result of, among other things, the completion of customary annual audit procedures. CareDx will report fourth quarter and full year 2019 financial results, and provide 2020 financial guidance on its February 2020 earnings call.
About CareDx
CareDx, Inc., headquartered in South San Francisco, California, is a leading precision medicine solutions company focused on the discovery, development, and commercialization of clinically differentiated, high-value healthcare solutions for transplant patients and caregivers. CareDx offers testing services, products, and digital healthcare solutions along the pre- and post-transplant patient journey, and is the leading provider of genomics-based information for transplant patients.
For more information, please visit: www.CareDx.com.
Forward Looking Statements
This press release includes forward-looking statements, including expectations regarding the Company’s fourth quarter and full year 2019 revenue and cash and cash equivalents as of December 31, 2019, achievement of our financial and operational goals and our prospects. These forward-looking statements are based upon information that is currently available to CareDx and its current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including completion of the audit of the Company’s 2019 financial statements, general economic and market factors, among others discussed in CareDx’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed by CareDx with the SEC on March 6, 2019 and the periodic reports that CareDx has subsequently filed with the SEC. Any of these may cause CareDx’s actual results, performance or achievements to differ materially and adversely from those anticipated or implied by CareDx’s forward-looking statements. CareDx expressly disclaims any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements.

Investor Relations Contact
Greg Chodaczek
646-924-1769
investor@caredx.com
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